Exhibit 99.1

Republic Bancorp, Inc. Declares Common Stock Dividends

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 20, 2020--Republic Bancorp, Inc. (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company, declared a cash dividend of $0.286 per share on Class A Common Stock and $0.26 per share on Class B Common Stock, payable July 17, 2020 to shareholders of record as of June 19, 2020.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 42 full-service banking centers and two loan production offices throughout five states: 28 banking centers in 8 Kentucky communities - Covington, Crestview Hills, Florence, Georgetown, Lexington, Louisville, Shelbyville, and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville, and New Albany; seven banking centers in six Florida communities (Tampa MSA) – Largo, Port Richey, St. Petersburg, Seminole, Tampa, and Temple Terrace, and one loan production office in Oldsmar; two banking centers in two Tennessee communities (Nashville MSA) – Cool Springs and Green Hills, and one loan production office in Brentwood; and two banking centers in two Ohio communities (Cincinnati MSA) - Norwood and West Chester. The Bank offers internet banking at www.republicbank.com. The Bank also offers separately branded, nation-wide digital banking at www.mymemorybank.com. The Company has $5.7 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Contacts

Steve Trager, 502-584-3600
Chairman and Chief Executive Officer